Exhibit 99.3

VASCO Data Security International, Inc.

DigiNotar Acquisition Conference Call January 11, 2011

Prepared Remarks

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to discuss our acquisition of DigiNotar B.V.. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget 30 minutes in total for this conference call. If you can limit your questions to one or two, it would be appreciated.

On January 10, VASCO acquired DigiNotar in stock and asset purchase for aggregated cash consideration of Euro 10.0 million ($ 12.9 million using the exchange rate on January 10, 2011, the transaction date). The acquisition was financed from VASCO’s cash balances and is expected to have a slightly dilutive impact on earnings in fiscal 2011.

DigiNotar reported revenues of approximately Euro 4.5 million for the year 2009. We do not expect 2010 to be materially different from 2009. DigiNotar’s audited statutory report for 2009 showed an operating loss of approximately Euro 280.000, but an after-tax profit of approximately Euro 380.000. DigiNotar benefited from the use of an NOL in 2009.

DigiNotar has approximately 45 employees, based in its office in Beverwijk nearby Amsterdam.

The core business of DigiNotar is identity verification. The company has an established customer base in the Dutch e-government sector, with customers such as the Dutch Tax Department, the Dutch Ministries of Justice, Social Affairs and Employment, the Dutch Chamber of Commerce and others. Other markets of DigiNotar include the legal and notary professions, banks, insurance companies and others. DigiNotar markets its technologies primarily in a service model.

DigiNotar’s activities enhance VASCO’s service offering and market position in three main categories:

DigiNotar is an official certification authority or CA, capable of issuing, validating and registering certificates (identities) that are used to authenticate persons accessing various government applications. This market is country-specific to those countries which are more actively adopting PKI. This means that DigiNotar provides VASCO with a strong foothold in the Dutch eGovernment market with the potential to expand the product line to government applications in other countries.

DigiNotar provides managed PKI identities for third-party applications, including those used by legal, insurance, public accounting and other professional services firms. These services have the potential to be marketed throughout the European Union.

DigiNotar is a global provider of its own PKI-secured applications, such as electronic document signing, document registration and document storage solutions. This is potentially a global market. We believe that there are interesting up selling opportunities of those products within VASCO’s existing customer base.

VASCO and DigiNotar have developed a strong link as solution partners. VASCO’s DIGIPASS/VACMAN authentication technology is already embedded in a number of DigiNotar’s offerings.

You might ask how the DigiNotar acquisition fits into VASCO’s strategy. The answer is twofold:

DIGIPASS as a Service:

In November 2010, VASCO launched its DIGIPASS as a Service platform. DigiNotar’s service activities strengthen and expand VASCO’s position in the authentication services market. As I mentioned earlier, DigiNotar is active as a Certification Authority or CA, they provide managed PKI identities for third-party applications AND have their own set of PKI-secured applications.

Digital signatures/PKI:

VASCO now has three core activities: user authentication, electronic signatures and digital signatures/PKI. Recently, VASCO started to develop its own PKI/digital signatures product range with DIGIPASS CertiID and the DIGIPASS key product range. With DigiNotar’s CA activities, managed PKI services and its own PKI-secured applications, VASCO’s digital signature/PKI offerings are getting a serious boost.

In brief, we believe that we have strengthened our DIGIPASS as a Service platform with the addition of DigiNotar’s technologies, people and markets. This means that we can now offer the market strong user authentication, electronic signatures AND digital signatures on one platform.

The synergies between both companies and both sets of technology are obvious. We think that DigiNotar will help us to advance our growth in the DIGIPASS as a Service area. We also believe that a number of DigiNotar’s existing services, such as the document signing application, will provide VASCO with important up selling possibilities in our existing markets, including the financial sector.

In conclusion, I would like to welcome DigiNotar’s staff to the VASCO family. I am convinced that they will be a very valuable asset for the company.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.

Q&A Session:

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